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                                                                  EXHIBIT 10.31

                            FIRST AMENDMENT TO LEASE
                            ------------------------

        THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made this 26th day of July, 1996, by and between KENSINGTON CENTER, INC., a Michigan corporation, the address of which is 377 Amelia Street, Plymouth, Michigan 48170 ("Landlord") and LASON SYSTEMS, INC., a Delaware corporation, the address of which is 28400 Schoolcraft Road, Livonia, Michigan 48150 ("Tenant").


                                R E C I T A L S:

        Landlord and Tenant entered into a Lease dated August 3, 1995 (the "Lease"), pursuant to which Tenant occupies approximately 56,000 square feet (the "Existing Premises") at 38000 Amrhein Road, Livonia, Michigan 48151 commonly referred to as Kensington Center.

        At this time, Tenant desires to expand into certain space adjacent to the Existing Premises consisting of 16,000 square feet as shown on the attached Exhibit "A" (the "Expansion Space"). Landlord is willing to agree to such expansion provided there is an adjustment to certain of the economic terms of the Lease. Accordingly, Landlord and Tenant desire to amend the Lease to set forth the specific details of their agreement with respect to the foregoing, as hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual convenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Landlord's Work. Once the Expansion Space has been vacated by the prior tenant, Landlord shall promptly make certain improvements to the Expansion Space, at Landlord's own cost and expense, as follows:

                A. Replace light bulbs in existing fixtures with "white" light bulbs which have the same candle-power as the light bulbs in Tenant's production area in the Existing Premises;

                B.      Paint ceilings, walls and floor; and

                C. Remove and dispose of knockout panels in the demising wall.

The Expansion Space shall be delivered by Landlord to Tenant on the date that Landlord has completed the foregoing improvements to the Expansion Space (the "Delivery Date"), which Delivery Date shall be confirmed by letter from Landlord to Tenant. The Delivery Date is expected to occur on or before September 1, 1996; however, if the Delivery Date has not occurred by October 1, 1996 then Tenant shall
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have the right to terminate this First Amendment upon written notice to
Landlord whereupon Landlord's and Tenant's obligations under this First Amendment shall terminate and this First Amendment shall be of no further force or effect.

        2. Tenant's Access. Prior to the Delivery Date, Tenant shall be permitted access to the Expansion Space for purposes of moving in its equipment and constructing any improvements, provided such activities shall not unreasonably interfere with the work to be performed by Landlord.

        3. Additional Improvements. Landlord and Tenant agree that the following work needs to be performed within the Expansion Space:

            A.   Installation of an air conditioning system;

            B. Modification of the electrical system to accommodate Tenant's equipment;

            C.   Widening of the over-head truck door; and

            D.   Boarding-up windows to improve security.

Tenant shall obtain bids for such work from contractors approved by Landlord. Upon Landlord's approval of the bid amounts (which amounts may include a fee not to exceed fifteen (15%) percent payable to Landlord, a general contractor or a construction manager), the work shall be performed by the approved contractors and paid for by Landlord. Tenant shall reimburse Landlord for the agreed-upon amount in the following manner:

            A. Fifty (50%) percent by check upon presentation of an invoice after completion of such improvements; and

            B. The balance plus interest at eight (8%) percent per annum in the form of additional rent with the amount amortized over the then-remaining term of the Lease. The balance may be prepaid without penalty.


        4. Amendment To Description Of The Premises. Effective as of the Delivery Date, that portion of Paragraph 1 pertaining to the description of the Premises is amended so that the "Premises" shall be defined as "Tenant's space consisting of approximately 72,000 square feet".

        5. Amendment To Rent. Effective as of the Delivery Date, that portion of Paragraph 2 pertaining to annual base rent and monthly base rent is amended and restated as follows:



                                      2
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                               Annual Base Rent              Monthly Base Rent

                                 $306,000.00                     $25,500.00

        6. Amendment To Tenant's Pro Rata Share. Effective as of the Delivery Date, that portion of Paragraph 2 pertaining to Tenant's Pro Rata Share is amended so that Tenant's "Pro Rata Share" shall mean eighteen and forty-seven hundredths (18.47%) percent (i.e., 72,000/389,786).

        7. Obligations of Landlord And Tenant. As of the Delivery Date, all terms and conditions of the Lease applicable to the Existing Premises shall also be applicable to the Expansion Space, all obligations of Landlord and Tenant with respect to the Existing Premises shall also be obligations of Landlord and Tenant with respect to the Expansion Space and all references to "Premises" in the Lease shall be deemed to include both the Existing Space and the Expansion Space.

        8. Terms. Except as otherwise set forth in this First Amendment, capitalized terms use in this First Amendment but not defined herein shall have the meaning ascribed to them in the Lease.

        9. Ratification. Except as specifically modified by this First Amendment, all of the terms and conditions of the Lease are herby ratified and confirmed by Landlord and Tenant as being in full force and effect.

        10. Binding Effect. This First Amendment shall be binding upon, and the benefits hereof shall inure to, the parties hereto and their respective successors and assigns.

        THIS FIRST AMENDMENT has been executed as of the date and year first set forth above.


                                        KENSINGTON CENTER, INC., a Michigan
                                        corporation



                                        By: /s/ John M. Allman
                                           --------------------------------
                                            John M. Allman

                                        Its:     President
                                           --------------------------------
                                               "Landlord"






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                                        LASON SYSTEMS, INC., a Delaware
                                        corporation



                                        By: /s/ Richard C. Kowalski
                                            ---------------------------
                                            Richard C. Kowalski

                                        Its: Director of Finance
                                             --------------------------

                                                        "Tenant"





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